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                                                                      EXHIBIT 12

                             BAY STATE GAS COMPANY

   STATEMENT RE: COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                           1995          1994          1993          1992          1991
                                                          -------       -------       -------       -------       -------
Earnings:
    Net income.........................................   $23,128       $24,485       $22,807       $18,363       $15,817
    Adjustments:
        Income taxes...................................    14,575        15,642        13,726        11,250         8,733
        Fixed charges (as below).......................    19,365        17,359        15,906        15,170        14,832
                                                          -------       -------       -------       -------       -------
            Total adjusted earnings....................   $57,068       $57,486       $52,439       $44,783        39,382
                                                          =======       =======       =======       =======       =======
Fixed charges:
    Total interest expense.............................   $17,300       $15,305       $13,610       $13,073       $12,253
    Interest component of rents........................     2,065         2,054         2,296         2,097         2,579
                                                          -------       -------       -------       -------       -------
            Total fixed charges........................   $19,365       $17,359       $15,906       $15,170       $14,832
                                                          =======       =======       =======       =======       =======
Ratio of earnings to fixed charges.....................      2.95          3.31          3.30          2.95          2.66
                                                             ====          ====          ====          ====          ====
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